EXHIBIT 4.9
                               PLASMA-THERM, INC.
                            1995 STOCK INCENTIVE PLAN
                      AS ADOPTED BY THE BOARD OF DIRECTORS
                AND THE STOCK OPTION COMMITTEE ON MARCH 17, 1995
             AND AS AMENDED AND RESTATED EFFECTIVE AS OF MAY 6, 1997
           AND AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 8, 1999

         1. PURPOSE. Plasma-Therm, Inc., a Florida corporation (the "Company"), hereby amends and restates the Plasma-Therm, Inc. 1995 Stock Incentive Plan (the "Plan"). The Plan is intended to recognize the contributions made to the Company by employees (including employees who are members of the Board of Directors) of the Company or any Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, and to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company's sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire the Company's common stock, par value $.01 per Share (the "Common Stock") and through the transfer or issuance of Common Stock. In addition, the Plan is intended as an additional incentive to directors of the Company who are not employees of the Company or an Affiliate to serve on the Board of Directors and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of rights to acquire Common Stock. Furthermore, the Plan may be used to encourage consultants and advisors of the Company to further the success of the Company.

         2. DEFINITIONS. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

                  (a) "Affiliate" means a corporation which is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

                  (b) "Award" shall mean a transfer of Common Stock made pursuant to the terms of the Plan.

                  (c) "Award Agreement" shall mean the agreement between the Company and a Grantee with respect to an Award made pursuant to the Plan.

                  (d) "Board of Directors" means the Board of Directors of the Company.

                  (e) "Change of Control" shall have the meaning as set forth in
         Section 10 of the Plan.

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                  (f) "Code" means the Internal Revenue Code of 1986, as
         amended.

                  (g) "Committee" shall have the meaning set forth in Section 3 of the Plan.

                  (h) "Common Stock" shall have the meaning set forth in Section 1 of the Plan.

                  (i) "Company" means Plasma-Therm, Inc., a Florida corporation.

                  (j) "Disability" shall have the meaning set forth in Section 22(e)(3) of the Code.

                  (k) "Employee" means an employee of the Company or an Affiliate.

                  (l) "Fair Market Value" shall have the meaning set forth in Subsection 8(b) of the Plan.

                  (m) "Grantee" shall mean a person to whom an Award has been granted pursuant to the Plan.

                  (n) "ISO" means an Option granted under the Plan which is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code.

                  (o) "Qualified Director" shall mean a member of the Board of Directors of the Company who is a "non-employee director" as that term is defined in paragraph (b)(3) of Rule 16b-3 and an "outside director" within the meaning of Section 162(m) of the Code and any Treasury Regulations promulgated thereunder.

                  (p) "Non-qualified Stock Option" means an Option granted under the Plan which is not intended to qualify, or otherwise does not qualify, as an "incentive stock option" within the meaning of Section 422(b) of the Code.

                  (q) "Option" means either an ISO or a Non-qualified Stock Option granted under the Plan.

                  (r) "Optionee" means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

                  (s) "Option Document" means the document described in Section 8 or Section 9 of the Plan, as applicable, which sets forth the terms and conditions of each grant of Options.

                  (t) "Option Price" means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Subsection 8(b) of the Plan.

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                  (u) "PERFORMANCE OBJECTIVES" shall mean such performance
         criteria as is determined by the Committee (as defined below) or the Board and which will qualify the related Option as performance-based compensation under Section 162(m) of the Code. Such Performance Objectives shall be equal to a desired level or levels for any fiscal period, year or years of any or a combination of the following criteria on an absolute or relative basis, and, where applicable, measured before or after interest, depreciation, amortization, service fees, extraordinary items and/or special items: (i) pre-tax earnings, (ii) operating earnings, (iii) after-tax earnings, (iv) return on investment, (v) earnings value added, (vi) earnings per share, (vii) revenues, (viii) cash flow or cash flow return on investment, (ix) return on assets or return on net assets, (x) return on capital, (xi) return on equity, (xii) return on sales, (xiii) operating margin or
         (xiv) total shareholder return or stock price appreciation, or such other non-financial criteria as determined by the Committee; provided that with respect to certain participants, the Performance Objectives may be based upon divisional rather than consolidated results, or a combination of the two.

                  (v) "Rule 16b-3" means Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

                  (w) "SAR" shall have the meaning set forth in Section 12 of the Plan.

                  (x) "Section 16 Officers" means any person who is an "officer" within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended, or any successor rule.

                  (y) "Shares" means the shares of Common Stock of the Company which are the subject of Options or granted as Awards under the Plan.

         3. ADMINISTRATION OF THE PLAN. The Board of Directors may designate a committee ("the Committee") composed of two or more of directors, each of whom is a Qualified Director, to operate and administer the Plan with respect to all or a designated portion of the participants. Any such committee designated by the Board of Directors, and the Board of Directors itself in its administrative capacity with respect to the Plan, is referred to as the "Committee." With the exception of the timing of grants of Options, the price at which Shares may be purchased, and the number of Shares covered by Options granted to each member of the Committee, all of which shall be as specifically set forth in Section 9, the other provisions set forth herein, as it pertains to members of the Committee, may be administered by the Board of Directors.

                  (a) MEETINGS. The Committee shall hold meetings at such times and places as it may determine, shall keep minutes of its meetings, and shall adopt, amend and revoke such rules or procedures as it may deem proper; provided, however, that it may take action only upon the agreement of a majority of the whole Committee. Any action which the Committee shall take through a written instrument signed by a majority of its

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         members shall be as effective as though it had been taken at a meeting duly called and held.

                  (b) EXCULPATION. No member of the Board of Directors shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options or Awards under the Plan, provided that this Subsection 3(b) shall not apply to (i) any breach of such member's duty of loyalty to the Company, an Affiliate, or the Company's stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) acts or omissions that would result in liability under applicable law, and (iv) any transaction from which the member derived an improper personal benefit.

                  (c) INDEMNIFICATION. Service on the Committee shall constitute service as a member of the Board of Directors of the Company. Each member of the Committee shall be entitled, without further act on his part, to indemnity from the Company and limitation of liability to the fullest extent provided by applicable law and by the Company's Articles of Incorporation and/or By-law in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.

                  (d) AUTHORITY. The Committee shall have authority to grant Options to any participants under the Plan. Subject to the express provisions of the Plan, the Committee shall have complete authority to establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and, in its discretion, to determine the individuals to whom, and the time or times at which Options shall be granted, the exercise periods, vesting periods, limitations on exercise, the number of shares to be subject to each Option and any other terms, limitations, conditions and restrictions on Options as the Committee, in its discretion, deems appropriate. In making such determinations, the Committee may take into account the nature of the services rendered by the respective individuals, their present and potential contributions to the success of the Company or its subsidiaries, and such other factors as the Committee in its discretion shall deem relevant. The Committee shall have the power and authority to interpret the Plan and to adopt rules and regulations for its administration that are not inconsistent with the express terms of the Plan. Any such actions by the Committee shall be final, binding and conclusive on all parties in interest.

         4. GRANTS UNDER THE PLAN. Grants under the Plan may be in the form of a Non-qualified Stock Option, an ISO or a combination thereof, at the discretion of the Committee.

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         5. ELIGIBILITY. All Employees, members of the Board of Directors and consultants and advisors to the Company shall be eligible to receive Options and Awards hereunder. Consultants and advisors shall be eligible only if they render bona fide services to the Company unrelated to the offer or sale of securities. The Committee, in its sole discretion, shall determine whether an individual qualifies as an employee.

         6. SHARES SUBJECT TO PLAN. The aggregate maximum number of Shares for which Awards or Options may be granted pursuant to the Plan is 2,706,757 (including Options and Awards granted under the Plan prior to the effective date of this amended and restated Plan), increased on November 30 of each year from and including November 30, 1997 by a number of shares equal to one percent (1%) of the number of shares of Common Stock outstanding on such date; provided, however, that any such increase shall be made only to the extent that the Company has sufficient authorized and unreserved Common Stock for such purpose; and further provided that the maximum aggregate number of Shares to be issued under the Plan shall not exceed 4,500,000. Such increase shall be made each November 30, regardless of the number of shares remaining available for issuance under the Plan on such date. The number of shares which may be issued under the Plan shall be further subject to adjustment in accordance with Section 11. In all cases, determinations under this Section 6 shall be made in a manner that is consistent with the exemption for performance-based compensation provided by
Section 162 (m) of the Code (or any successor provision thereto) and any Treasury Regulations promulgated thereunder. The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates or expires without having been fully exercised for any reason or if Shares subject to an Award have been conveyed back to the Company pursuant to the terms of an Award Agreement, the Shares for which the Option was not exercised or the Shares that were conveyed back to the Company may again be the subject of one or more Options or Awards granted pursuant to the Plan.

         7. TERM OF THE PLAN. The Plan (as amended and restated herein) is effective as of January 8, 1999. No ISO may be granted under the Plan after March 16, 2005.

         8. OPTION DOCUMENTS AND TERMS. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO for Federal income tax purposes, provided that ISO's may only be granted to Employees. If any Option designated an ISO is determined for any reason not to qualify as an incentive stock option within the meaning of Section 422 of the Code, such Option shall be treated as a Non-qualified Stock Option for all purposes under the provisions of the Plan. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan. However, the provisions of this Section 8 shall not be applicable to Options granted to members of the Committee, except as otherwise provided in Subsection 9(c).

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                  (a) NUMBER OF OPTION SHARES. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options which are intended to be ISO's and Options which are not intended to be ISO's, but only on the terms and subject to the conditions and restrictions of the Plan. Notwithstanding anything herein to the contrary, no Optionee shall be granted Options during one fiscal year of the Company for more than Five Hundred Thousand (500,000) Shares (such number to be subject to adjustment in accordance with Section 11). Any Option that is cancelled shall count against the foregoing yearly limitation for the fiscal year in which the Option is granted, in accordance with U.S. Treasury Regulations Section 1.162-27(e)(vi)(B).

                  (b) OPTION PRICE. Subject to the provisions of Section 9 hereof, each Option Document shall state the Option Price which, for both a Non-qualified Stock Option and for an ISO, shall be at least 100% of the Fair Market Value of the Shares on the date the Option is granted as determined by the Committee in accordance with this Subsection 8(b); provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares on the date the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per share shall be, if the Common Stock is listed on a national securities exchange or included in the NASDAQ System, the last reported sale price thereof on the relevant date, or, if the Common Stock is not so listed or included, the mean between the last reported "bid" and "asked" prices thereof on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines.

                  (c) EXERCISE. The Committee shall prescribe the manner in which a participant may exercise an Option, which may not be inconsistent with the provisions of this Plan. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and (unless arrangements satisfactory to the Company have been made for payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board) of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the "Act")), contain the Optionee's acknowledgment in form and substance satisfactory to the Company that
         (a) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (b) the Optionee has been advised and understands that (i) the Shares have not been registered under the Act and are "restricted securities" within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (ii) the Company is under no obligation to register the Shares under the Act or to take any

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         action which would make available to the Optionee any exemption from such registration, (c) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and
         (d) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (C) the listing or inclusion of the Shares on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

                  (d) MEDIUM OF PAYMENT. Subject to the terms of the applicable Option Document, an Optionee shall pay for Shares (i) in cash, (ii) by certified or cashier's check payable to the order of the Company, or
         (iii) by such other mode of payment as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Optionee may also exercise the Option in any manner contemplated by Section 12. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of the Company's Common Stock held by the Optionee, provided that the shares have been held for more than six (6) months. If payment is made in whole or in part in shares of the Company's Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, endorsed in blank or accompanied by stock powers duly endorsed in blank by the Optionee. In the event that certificates for shares of the Company's Common Stock delivered to the Company represent a number of shares in excess of the number of shares required to make payment for the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by payment in shares of Common Stock, the stock certificate or certificates issued to the Optionee shall represent (i) the Shares in respect of which payment is made, and (ii) such excess number of shares. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of the Common Stock to exercise an Option as it deems appropriate.

                  (e) TERMINATION OF OPTIONS.

                        (i) No Option shall be exercisable after the first to occur of the following:

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                                    (A) Expiration of the Option term specified
                           in the Option Document, which, in the case of an ISO, shall not occur after (1) ten years from the date of grant, or (2) five years from the date of grant if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of an Affiliate (a "10% Shareholder");

                                    (B) Except to the extent otherwise provided
                           in an Optionee's Option Document, a finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has been engaged in disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture;

                                    (C) The date, if any, set by the Board of
                           Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company; or

                                    (D) The occurrence of such other event or
                           events as may be set forth in the Option Document as causing an accelerated expiration of the Option.

                                    (E) Except as otherwise set forth in the
                           Option Document and subject to the foregoing provisions of this Subsection 8(e), three months after the Optionee's employment or service with the Company or its Affiliates terminates for any reason other than Disability or death or one year after such termination due to Optionee's Disability or death. With respect to this Subsection 8(e)(i)(E), the only Options that may be exercised during the three-month or one-year period, as the case may be, are Options which were exercisable on the last date of such employment or service and not Options which, if the Optionee were still employed or rendering service during such three-month or one-year period, would become exercisable, unless the Option Document specifically provides to the contrary. The terms of an executive severance agreement or other agreement between the Company and an Optionee, approved by the Committee, whether entered into prior or subsequent to the grant of an

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                           Option, which provide for Option exercise dates later
                           than those set forth in Subsection 8(e)(i) shall be deemed to be Option terms approved by the Committee and consented to by the Optionee.

                           (ii) Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 8(e)(i)(A), provided that any change pursuant to this Subsection 8(e)(ii) which would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee.

                           (iii) Notwithstanding anything to the contrary contained in the Plan or an Option Document, an ISO shall be treated as a Non-qualified Stock Option to the extent such ISO is exercised at any time after the expiration of the time period permitted under the Code for the exercise of an ISO.

                  (f) TRANSFERS. No Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him. Notwithstanding the foregoing, an Option, other than an ISO, shall be transferrable pursuant to a "qualified domestic relations order" as defined in the Code and also shall be transferable, without payment of consideration, to (a) immediate family members of the holder (i.e. spouse or former spouse, parents, issue, including adopted and "step" issue or siblings), (b) trusts for the benefit of immediate family members, and (c) partnerships whose only partners are such family members. Any transferee will be subject to all of the conditions set forth in the Option prior to its transfer.

                  (g) LIMITATION ON ISO GRANTS. To the extent that the aggregate fair market value of the shares of Common Stock (determined at the time the ISO is granted) with respect to which ISO's under all incentive stock option plans of the Company or its Affiliates are exercisable for the first time by the Optionee during any calendar year exceeds $100,000, such ISO's shall, to the extent of such excess, be treated as Non-qualified Stock Options.

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                  (h) OTHER PROVISIONS. Subject to the provisions of the Plan, the Option Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the vesting and exercisability of all or any portion of an Option granted pursuant to the Plan, including, but not limited to, an Optionee's attainment of Performance Objectives specified in the Option Documents, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable. In the case of an ISO, any accelerated exercise period must terminate within ten (10) years (or five (5) years, in the case of a 10% Shareholder) from the date of grant of the Option.

                  (i) AMENDMENT. Subject to the provisions of the Plan, the Committee shall have the right to amend any Option Document or Award Agreement issued to an Optionee or Award holder, subject to the Optionee's or Award holder's consent if such amendment is not favorable to the Optionee or Award holder, or if such amendment has the effect of changing an ISO to a Non-Qualified Stock Option, except that the consent of the Optionee or Award holder shall not be required for any amendment made pursuant to Subsection 8(e)(i)(C) or Section 10 of the Plan, as applicable.

         9. SPECIAL PROVISIONS RELATING TO GRANTS OF OPTIONS TO MEMBERS OF THE COMMITTEE. Options granted pursuant to the Plan to members of the Committee shall be granted, without any further action by the Committee, in accordance with the terms and conditions set forth in this Section 9. Options granted pursuant to this Section 9 shall be evidenced by Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require which are not inconsistent with the terms of the Plan. Notwithstanding the foregoing, a Committee member may elect not to receive a formula option grant (in which case the Committee member will receive nothing in lieu thereof) and may also revoke such election. In either case, the election or the revocation of the election will be effective only for formula option grants that otherwise were scheduled to be made after the date of the election.

                  (a) TIMING OF GRANTS; NUMBER OF SHARES SUBJECT OF OPTIONS; EXERCISABILITY OF OPTIONS; OPTION PRICE. Each member of the Committee shall be granted on each June 30 annually, commencing on June 30, 1995, an Option to purchase Five Thousand (5,000) Shares (such number to be subject to adjustment as provided in Section 11). Each such Option shall be a Non-qualified Stock Option becoming exercisable with respect to (100%) of the Shares covered thereby on the first anniversary of the date of grant and expiring five years after the date of grant. The Option Price shall be equal to 60% the Fair Market Value of the Shares on the date the Option is granted. The Option shall permit any method of exercise permitted by Section 12.

                  (b) TERMINATION OF OPTIONS GRANTED PURSUANT TO SECTION 9. All Options granted pursuant to this Section 9 shall be exercisable until the first to occur of the following:

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                         (i) Expiration of five (5) years from the date of
                         grant;

                         (ii) Expiration of three (3) months from the date the Optionee's service as a director of the Company terminates for any reason other than disability or death; or

                         (iii) Expiration of one (1) year from the date the Optionee's service as a director terminates due to the Optionee's disability or death.

                  (c) APPLICABILITY OF PROVISIONS OF SECTION 8 TO OPTIONS GRANTED PURSUANT TO SECTION 9. The following provisions of Section 8 shall be applicable to Options granted pursuant to this Section 9:
         Subsection 8(a)(provided that all Options granted pursuant to this Section 9 shall be Non-qualified Stock Options); the last sentence of Subsection 8(b); Subsection 8(c); Subsection 8(d) (provided that Option Documents relating to Options granted pursuant to this Section 9 shall provide that payment may be made in whole or in part in shares of Company Common Stock); Subsection 8(f); and Subsection 8(i).

         10. CHANGE OF CONTROL. Except as otherwise may be provided in an Option Document (which will take precedence over the provisions of this Section 10), in the event of a Change of Control, the Committee may take whatever actions it deems necessary or desirable with respect to any of the Options outstanding (other than Options granted pursuant to Section 9), which need not be treated identically, including, without limitation, accelerating (a) the expiration or termination date in the respective Option Documents to a date no earlier than thirty (30) days after notice of such acceleration is given to the Optionees, or
(b) the exercisability of the Option. In the event of a Change of Control, Options granted pursuant to Section 9 shall accelerate and become exercisable immediately. Notwithstanding the foregoing, in the event of a Change of Control, Options granted pursuant to the Plan will become automatically fully vested and exercisable in full.

         A "Change of Control" shall be deemed to have occurred upon the earliest to occur of the following events:

                         (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, other than Ronald H. Deferrari, his children and/or their respective affiliates and their respective heirs, executors, administrators and successors, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that act, of 50% or more of the Company's Voting Stock;

                         (ii) individuals who are Incumbent Directors cease to constitute a majority of the members of the Board of Directors ("Incumbent Directors" for this purpose being the members of the Board of Directors on the date of adoption of this Plan, provided that any person becoming a member of the Board of Directors subsequent to such date whose election or nomination for election was supported by two-thirds of the

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

                         directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director);

                         (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                         (iv) all or substantially all of the business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

                         (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock entitled to vote for the election of directors of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by "affiliates", as such term is defined in the rules of the Securities and Exchange Commission, of such other company in exchange for stock of such other company); or

                         (vi) a "change of control" as defined in the form of indenture governing any indebtedness of the Company shall have occurred.

         11.  ADJUSTMENTS ON CHANGES IN CAPITALIZATION.

                  (a) In the event that the outstanding Shares are changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like (not including the issuance of Common Stock on the conversion of other securities of the Company which are outstanding on the date of grant and which are convertible into Common Stock) or dividends payable in Shares, an equitable adjustment shall be made by the Committee in the aggregate number of shares available under the Plan and in the number of Shares and price per Share subject to outstanding Options. Unless the Committee makes other provisions for the equitable settlement of outstanding options, if the Company shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Company shall be sold or exchanged, an Optionee shall at the time of issuance of the stock under such corporate event be entitled to receive upon the exercise of his or her Option the same number and kind of shares of stock or the same amount of property, cash or securities as he or she would have been entitled to receive upon the

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


         occurrence of any such corporate event as if he or she had been, immediately prior to such event, the holder of the number of shares covered by his or her Option.

                  (b) Any adjustment under this Section 11 in the number of Shares subject to Options shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a Share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of Shares.

                  (c) The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive.

         12.  STOCK APPRECIATION RIGHTS (SARs).

                  (a) IN GENERAL. Subject to the terms and conditions of the Plan, the Committee may, in its sole and absolute discretion, grant to an Optionee the right to surrender an Option to the Company, in whole or in part, and to receive in exchange therefor payment by the Company of an amount equal to the excess of the fair market value of the shares of Common Stock subject to such Option, or portion thereof, so surrendered (determined in the manner described in section 8(b) as of the date the SARs are exercised) over the exercise price to acquire such shares (which right shall be referred to as an "SAR"). Except as may otherwise be provided in an Option Document, such payment may be made, as determined by the Committee in accordance with subsection 12(c) below and set forth in the Option Agreement, either in shares of Common Stock or in cash or in any combination thereof. Notwithstanding anything herein to the contrary, an Option granted to a member of the Committee pursuant to Section 9 shall provide for SARs and the Optionee shall have the right to determine the method of payment to the Optionee.

                  (b) GRANT. Each SAR shall relate to a specific Option granted under the Plan and shall be granted to the Optionee concurrently with the grant of such Option by inclusion of appropriate provisions in the Option Agreement pertaining thereto. The number of SARs granted to an Optionee shall not exceed the number of shares of Common Stock which such Optionee is entitled to purchase pursuant to the related Option. The number of SARs held by an Optionee shall be reduced by (i) the number of SARs exercised under the provisions of the Option Agreement pertaining to the related Option, and (ii) the number of shares of Common Stock purchased pursuant to the exercise of the related Option.

                  (c) PAYMENT. The Committee shall have sole discretion to determine whether payment in respect of SARs granted to any Optionee shall be made in shares of Common Stock, or in cash, or in a combination thereof, except that the method of payment shall be determined solely by the Optionee of an Option granted to a member of the Committee pursuant to Section 9. If payment is made in Common Stock, the number of shares of Common Stock which shall be issued pursuant to the exercise of

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


         SARs shall be determined by dividing (i) the total number of SARs being exercised, multiplied by the amount by which the Fair Market Value (as determined under section 8(b)) of a share of Common Stock on the exercise date exceeds the exercise price for shares covered by the related Option, by (ii) the Fair Market Value of a share of Common Stock on the exercise date of the SARs. No fractional share of Common Stock shall be issued on exercise of an SAR; cash may be paid by the Company to the individual exercising an SAR in lieu of any such fractional share. If payment on exercise of an SAR is to be made in cash, the individual exercising the SAR shall receive in respect of each share to which such exercise relates an amount of money equal to the difference between the Fair Market Value of a share of Common Stock on the exercise date and the exercise price for shares covered by the related Option.

                  (d) LIMITATIONS. SARs shall be exercisable at such times and under such terms and conditions as the Committee, in its sole and absolute discretion, shall determine; provided, however, that an SAR may be exercised only at such times and by such individuals as the related Option under the Plan and the Option Agreement may be exercised.

         13. TERMS AND CONDITIONS OF AWARDS. Awards granted pursuant to the Plan shall be evidenced by written Award Agreements in such form as the Committee shall from time to time approve, which Award Agreements shall comply with and be subject to the following terms and conditions and such other terms and conditions which the Committee shall from time to time require which are not inconsistent with the terms of the Plan.

                  (a) NUMBER OF SHARES. Each Award Agreement shall state the number of shares of Common Stock to which it pertains.

                  (b) PURCHASE PRICE. Each Award Agreement shall specify the purchase price, if any, which applies to the Award. If the Board specifies a purchase price, the Grantee shall be required to make payment on or before the date specified in the Award Agreement. A Grantee shall pay for Shares (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve.

                  (c) GRANT. In the case of an Award which provides for a grant of Shares without any payment by the Grantee, the grant shall take place on the date specified in the Award Agreement. In the case of an Award which provides for a payment, the grant shall take place on the date the initial payment is delivered to the Company, unless the Committee or the Award Agreement otherwise specifies. Stock certificates evidencing Shares granted pursuant to an Award shall be issued in the sole name of the Grantee. Notwithstanding the foregoing, as a precondition to a grant, the Company may require an acknowledgment by the Grantee as required with respect to Options under Section 8.

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


                  (d) CONDITIONS. The Committee may specify in an Award Agreement any conditions under which the Grantee of that Award shall be required to convey to the Company the Shares covered by the Award. Upon the occurrence of any such specified condition, the Grantee shall forthwith surrender and deliver to the Company the certificates evidencing such Shares as well as completely executed instruments of conveyance. The Committee, in its discretion, may provide that certificates for Shares transferred pursuant to an Award be held in escrow by the Company or an officer of the Company until such time as each and every condition has lapsed and that the Grantee be required, as a condition of the Award, to deliver to such escrow agent or Company officer stock powers covering the Award Shares duly endorsed by the Grantee. Unless otherwise provided in the Award Agreement, distributions made on Shares held in escrow will be deposited in escrow, to be distributed to the party becoming entitled to the Shares on which the distribution was made. Stock certificates evidencing Shares subject to conditions shall bear a legend to the effect that the Common Stock evidenced thereby is subject to repurchase or conveyance to the Company in accordance with an Award made under the Plan and that the Shares may not be sold or otherwise transferred.

                  (e) LAPSE OF CONDITIONS. Upon termination or lapse of each and every forfeiture condition, the Company shall cause certificates without the legend referring to the Company's repurchase right (but with any other legends that may be appropriate) evidencing the Shares covered by the Award to be issued to the Grantee upon the Grantee's surrender of the legended certificates held by him to the Company.

                  (f) RIGHTS AS STOCKHOLDER. Upon payment of the purchase price, if any, for Shares covered by an Award and compliance with the acknowledgment requirement of subsection 13(c), the Grantee shall have all of the rights of a stockholder with respect to the Shares covered thereby, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto, except to the extent otherwise provided by the Committee or in the Award Agreement.

         14. AMENDMENT OF THE PLAN. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not change the class of individuals eligible to receive an ISO or increase the maximum number of shares as to which Options may be granted without obtaining approval, within twelve months before or after such action, by the stockholders in the manner required by state law. In addition, the provisions of Section 9 that determine (i) which directors shall be granted Options pursuant to Section 9; (ii) the amount of Shares subject to Options granted pursuant to Section 9; (iii) the price at which shares subject to Options granted pursuant to Section 9 may be purchased and (iv) the timing of grants of Options pursuant to Section 9 shall not be amended more than once every six months, other than to comport with changes in the Code or the Employee Retirement Income Security Act of 1974, as amended. No amendment to the Plan shall adversely affect any outstanding Option, however, without the consent of the Optionee.

         15. NO COMMITMENT TO RETAIN. The grant of an Option or Award pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee or Grantee as an employee, consultant or advisor of the Company or any Affiliate, as a member of the Company's Board of Directors or in any other capacity.

         16. WITHHOLDING OF TAXES. In connection with any event relating to an Option or Award, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or
(b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company's obligations under the Plan shall be conditioned on the Optionee's or Grantee's compliance, to the Company's satisfaction, with any withholding requirement.

         17. INTERPRETATION. The Plan is intended to enable transactions under the Plan with respect to directors to satisfy the conditions of Rule 16b-3; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. This section shall not be applicable if no class of the Company's equity securities is then registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

         18. GOVERNING LAW. The Plan and all determinations made and actions taken pursuant thereto shall be governed by and construed in accordance with the internal laws of the State of Florida.

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